Exhibit 10.(iv)(K)

March 1, 1996

John Workman
EVP & Chief Financial Officer
Montgomery Ward

Dear John:

This letter is a supplement to the Change of Control Security Plan in which you are a participant. In recognition of your valuable contributions to Montgomery Ward in your position as Chief Financial Officer and for the important role you would need to play with respect to any negotiations with respect to a sale or change of control of the Company, if Montgomery Ward concludes a sale or change of control transaction prior to December 31, 1996, you will receive, as a supplement to your benefits under the security plan, the following:

     1.   A one-time bonus payment of $775,000 (after taxes).
          The gross-up will be 36% for federal and 3% for state taxes.

     2. A loan from Montgomery Ward for up to $250,000. The loan will be for one year and have an interest rate equal to "prime" on the date you receive the loan. The principal and interest will be due in a balloon payment at the end of one year.

This special supplement is intended to provide you an equitable opportunity, in the event of any sale or change of control of the Company, to truly benefit from the value you have added to Montgomery Ward since the purchase in 1988. However, this agreement is highly confidential and should not be discussed with anyone except Bob Kasenter and me.

Sincerely,

/s/ Bernie Brennan